EXHIBIT 10.1
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
     This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (“Third Amendment”), dated July 19, 2007, is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the “Company”), and BYRON L. BERGREN (“Employee”).
WITNESSETH:
     WHEREAS, the Company and Employee entered into an Agreement dated as of August 24, 2004 (“Agreement”) with respect to the employment of Employee as the President and Chief Executive Officer of the Company;
     WHEREAS, the Company and Employee entered into an amendment to the Agreement as of May 1, 2005 (“First Amendment”) pursuant to which the annual Base Salary payable to Employee was increased;
     WHEREAS, the Company and Employee entered into a second amendment to the Agreement on May 23, 2006 (“Second Amendment”) pursuant to which several provisions of the Agreement were modified;
     WHEREAS, the Human Resources and Compensation Committee (“HRCC”) of the Company’s Board of Directors (“Board”) has approved the cash bonus opportunities described below in this Third Amendment for which Employee shall be eligible for Fiscal Year 2007 (defined below) and Fiscal Year 2008 (defined below) and the grants of restricted shares described below in this Third Amendment, and the Board has approved this Third Amendment, which includes an extension of the Agreement through the Term (defined below); and
     WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement (as previously amended by the First Amendment and the Second Amendment).
     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:
     1. Position and Responsibilities. Amendment of Paragraph 1 of Agreement.
          (a) Paragraph 1 of the Agreement is amended to set forth the following agreement between the Company and Employee:
               (i) Employee shall be the Company’s President and Chief Executive Officer through January 31, 2009.
               (ii) Thereafter, through February 5, 2010, Employee shall serve the Company in an important role to be determined by the Board based upon its decision as to what is in the best interests of the Company. Employee shall report to the Board through February 5, 2010, and the Board agrees to nominate Employee to serve as a Director of the Board for the

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period through February 5, 2010. For purposes hereof, an “important role” with respect to Employee’s employment commencing February 1, 2009 shall mean a role, as determined by the Board, consisting of Board-level activities, activities to facilitate the transition of the new Chief Executive Officer and/or such other activities as would be consistent with Employee’s position at such time as a Director and former Chief Executive Officer of the Company.
          (b) In all other respects, Paragraph 1 of the Agreement shall remain in effect.
     2. Term of Agreement; Renewal; Effective Date of this Third Amendment.
          (a) Amendment of Paragraph 2 of Agreement. The following shall be substituted for Paragraph 2 of the Agreement:
“Term of Agreement. This Agreement, and Employee’s relationship hereunder, shall commence as of the date this Agreement has been executed by both parties (the “Effective Date”), and shall continue through and terminate on February 5, 2010 (the “Term”), unless sooner terminated in accordance with Paragraph 12 below.”
          (b) Effective Date of this Third Amendment. This Third Amendment shall be effective upon execution by Employee and the Company (“Effective Date of this Third Amendment”) except as otherwise provided in paragraph 7(b) of this Third Amendment.
     3. Place of Performance. Amendment of Paragraph 3 of Agreement. Paragraph 3 of the Agreement is amended to set forth the following agreement between the Company and Employee:
          (a) Employee shall be based at the Company’s executive offices in York, Pennsylvania, except for travel required for Company business, provided that Employee, at his option, may elect to relocate his primary office to the Company’s executive offices in Milwaukee, Wisconsin and his primary residence to the Milwaukee, Wisconsin metropolitan area.
          (b) In the event that Employee elects to relocate his primary office and primary residence to Milwaukee, Wisconsin, Employee shall be reimbursed for relocation expenses in accordance with the Company’s relocation policy applicable to Company senior executives and, at the time of the relocation of his primary residence to the Milwaukee metropolitan area, Employee shall receive, in addition, a payment in the amount of one hundred thousand dollars ($100,000), less applicable taxes and normal deductions, to assist in such relocation.
          (c) In all other respects, Paragraph 3 of the Agreement shall remain in effect.

     4. Salary. Amendment of Paragraph 4(a) of the Agreement.
          (a) It is agreed that Employee’s Base Salary at the annual rate of One Million Dollars ($1,000,000), which became effective on May 1, 2006, shall remain in effect through February 5, 2010.
          (b) Employee shall receive a bonus of One Hundred Fifty Thousand Dollars ($150,000), less taxes and normal deductions, as soon as practicable after the Effective Date of this Third Amendment, but in no event later than ten (10) business days following the Effective Date of this Third Amendment.
          (c) In all other respects, Paragraph 4(a) of the Agreement shall remain in effect.
     5. Bonus. Amendment of Paragraph 4(b) of the Agreement. Paragraph 4(b) of the Agreement is further amended to set forth the following agreement between the Company and Employee:
          (a) Fiscal Year 2007. For the fiscal year of the Company beginning February 4, 2007 (“Fiscal Year 2007”):
               (i) Employee shall be eligible for a bonus pursuant to the terms and conditions previously established by the HRCC under The Bon-Ton Stores, Inc. Cash Bonus Plan (“Cash Bonus Plan”) with the following parameters: a threshold bonus of one hundred twelve and one half percent (112.5%) of Employee’s Base Salary effective May 1, 2006; a target bonus of one hundred fifty percent (150%) of Employee’s Base Salary effective May 1, 2006; and a maximum bonus of two hundred percent (200%) of Employee’s Base Salary effective May 1, 2006. If earned, one bonus will be paid depending upon the level of achievement as specified in subparagraphs (ii) through (v) below.
               (ii) This bonus shall be based on attainment of specified levels of achievement with respect to two performance measures. The achievement by the Company of a level of Net Income as determined in accordance with the Company’s normal accounting practices, consistent with past practices (“Net Income”) shall account for eighty percent (80%) of the potential bonus payout, and the achievement of the Total Company Sales Plan as determined in accordance with the Company’s normal accounting practices, consistent with past practices (“Total Company Sales Plan”) shall account for twenty (20%) of the potential bonus payout. Employee’s bonus for Fiscal Year 2007 shall be calculated in a manner consistent with the Company’s past practices and consistent with the bonus determinations for Fiscal Year 2007 for the other senior executives of the Company under the Cash Bonus Plan.
               (iii) The amount payable to Employee at the various levels of achievement is set out on a table entitled CEO 2007 Bonus Metrics (“CEO 2007 Bonus Metrics Table”), approved by the HRCC at its meeting on March 26, 2007, and delivered to Employee.
               (iv) A bonus as specified in the CEO 2007 Bonus Metrics Table between the levels of the threshold bonus and target bonus, or between the levels of the target bonus and the maximum bonus, as applicable, shall be paid for achievement of the performance measures specified in the CEO 2007 Bonus Metrics Table, subject to the following.
                    (A) Failure to achieve Net Income at the level required for the threshold bonus as specified on the CEO 2007 Bonus Metrics Table shall result in no payment of any portion of the 2007 bonus.
                    (B) Failure to achieve the Total Company Sales Plan at the level required for the threshold bonus as specified on the CEO 2007 Bonus Metrics Table shall result in no payment of the Total Company Sales Plan portion of the 2007 bonus, but the portion of the bonus based upon Net Income nevertheless shall be payable provided the Net Income required for that threshold bonus is achieved.
               (v) The bonus shall be determined and awarded in accordance with objectives previously determined by the HRCC consistent with the Cash Bonus Plan as amended and restated.
          (b) Fiscal Year 2008. For the fiscal year of the Company beginning February 3, 2008 (“Fiscal Year 2008”):
               (i) Employee shall be eligible for a bonus under the Cash Bonus Plan with the following parameters: a threshold bonus of seventy-five percent (75%) of Employee’s Base Salary effective May 1, 2006; a target bonus of one hundred percent (100%) of Employee’s Base Salary effective May 1, 2006; and a maximum bonus of one hundred fifty percent (150%) of Employee’s Base Salary effective May 1, 2006. If earned, one bonus will be paid depending upon the level of achievement.
               (ii) The bonus shall be determined and awarded in accordance with objectives to be determined by the HRCC consistent with the Cash Bonus Plan and communicated to Employee.
          (c) Fiscal Year 2009. Employee shall not be eligible to participate in the Cash Bonus Plan for the Company’s fiscal year beginning February 1, 2009 (“Fiscal Year 2009”) unless otherwise determined by the HRCC.
          (d) In all other respects, Paragraph 4(b) of the Agreement shall remain in effect.
     6. Long Term Incentive Program. Amendment of Paragraph 6 of the Agreement. Paragraph 6 of the Agreement is further amended to set forth the following agreement between the Company and Employee:

          (a) Fiscal Year 2007 Restricted Share Grants.
               (i) Time-Based Restricted Share Grant.
                    (A) As soon as practicable after the effective date of this Third Amendment, Employee shall receive under The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan (“Stock Incentive Plan”) an additional grant of Restricted Shares with a value of One Million Three Hundred Fifty Thousand Dollars ($1,350,000) determined as of the effective date of this Third Amendment.
                    (B) Employee’s ownership of these Restricted Shares shall vest as follows: fifteen percent (15%) of the shares on February 2, 2008 provided that Employee is continuously employed by the Company through that date; an additional thirty-five percent (35%) of the shares on January 31, 2009 provided that Employee is continuously employed by the Company through that date; and the remaining fifty percent (50%) on February 5, 2010 provided that Employee is continuously employed by the Company through that date. Notwithstanding the foregoing, these Restricted Shares shall vest immediately upon Employee’s discharge without Cause as defined in Paragraph 12(e) of the Agreement or resignation for Good Reason as defined in Paragraph 12(c) of the Agreement as amended by Paragraph 7 of this Third Amendment, provided Employee executes a general release of claims consistent with Paragraph 13(b) of the Agreement.
                    (C) If the Board declares any dividends in respect of the common stock, par value $0.01 per share, of the Company, then such dividends shall be paid on these time-based Restricted Shares, provided that the Restricted Shares have not been forfeited as of the record date for the applicable dividend distribution.
                    (D) The material terms of this grant of Restricted Shares are set forth in Exhibit A to this Third Amendment.
               (ii) Performance-Based Restricted Share Grant.
                    (A) As soon as practicable after the Effective Date of this Third Amendment, Employee shall receive under the Stock Incentive Plan an additional grant of Restricted Shares with a value of One Million Three Hundred Fifty Thousand Dollars ($1,350,000) determined as of the Effective Date of this Third Amendment as previously approved by the HRCC.
                    (B) One-half of these Restricted Shares (with a value of Six Hundred Seventy-Five Thousand Dollars ($675,000)) (“2007 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2007”) shall become vested based upon achievement of the performance goals set by the HRCC for Fiscal Year 2007, and the other one-half of these Restricted Shares (with a value of Six Hundred Seventy-Five Thousand Dollars ($675,000)) (“2007 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2008”) shall become vested based upon the achievement of the performance goals to be set by the HRCC for Fiscal Year 2008.

                    (C) With respect to the 2007 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2007, as previously established by the HRCC:
                         I. One hundred percent (100%) shall become fully vested in the event that the Company achieves the Net Income required for the target bonus as specified on the CEO 2007 Bonus Metrics Table (Net Income for the purposes of this Paragraph 6(a)(ii) of this Third Amendment shall be determined in a manner consistent with the determination of Net Income applicable to Employee’s bonus under Paragraph 5(a)(ii) of this Third Amendment.)
                         II. Eighty-seven and one-half percent (87.5%) shall become fully vested in the event that the Company achieves ninety-five percent (95%) of the Net Income required for the target bonus as specified on the CEO 2007 Bonus Metrics Table.
                         III. Seventy-five percent (75%) shall become fully vested in the event that the Company achieves ninety percent (90%) of the Net Income required for the target bonus as specified on the CEO 2007 Bonus Metrics Table.
                         IV. Achievement of Net Income below the Net Income required for the threshold bonus as specified on the CEO 2007 Bonus Metrics Table shall result in forfeiture of the 2007 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2007.
                    (D) With respect to the 2007 Grant of Restricted Shares Based Upon Company Performance for Company’s 2008 Fiscal Year, performance metrics (among Net Income; GMROI Dollars ($); Total Sales; EBITDA) and numerical values for the selected performance metrics will be in line with the respective targets under the Company Plan for Fiscal Year 2008 as well as in line with the respective targets for the cash bonus under the Cash Bonus Plan for Fiscal Year 2008, as determined by the HRCC in the normal course (i.e., in the first quarter of Fiscal Year 2008).
                    (E) The performance based Restricted Shares granted pursuant to this Paragraph 6(a)(ii) of this Third Amendment shall be forfeited to the extent not vested based upon the performance of the Company in Fiscal Year 2007 or Fiscal Year 2008, as applicable, subject to Paragraph 6(a)(ii)(F) of this Third Amendment.
                    (F) The performance based Restricted Shares granted pursuant to this Paragraph 6(a)(ii) of this Third Amendment that are not earned and vested on the effective date of Employee’s termination of employment for any reason, whether initiated by Employee or by the Company shall be forfeited, subject to the following:
                         I. In the event that Employee, prior to February 2, 2008, is discharged without Cause or resigns for Good Reason, the Restricted Shares awarded pursuant to the 2007 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2007, which under their terms, are not vested as of the date of such termination of employment, shall become vested to the extent provided in the performance schedule established with respect to these Restricted Shares as if Employee had remained employed with the Company through the date that a determination of vesting of these Restricted Shares is made, without regard to such prior discharge without Cause or resignation for Good Reason, provided Employee executes a general release of claims consistent with Paragraph 13(b) of the Agreement; and
                         II. In the event that Employee, on or after February 3, 2008 and prior to January 31, 2009, is discharged without Cause or resigns for Good Reason, the Restricted Shares awarded pursuant to the 2007 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2008 which, under their terms, are not vested as of the date of such termination of employment, shall become vested to the extent provided in such performance schedule as has been established with respect to these Restricted Shares as if Employee had remained employed with the Company through the date that a determination of vesting of these Restricted Shares is made, without regard to such prior discharge without Cause or resignation for Good Reason, provided Employee executes a general release of claims consistent with Paragraph 13(b) of the Agreement.
                    (G) Dividends shall not accrue or be paid on the performance based Restricted Shares granted pursuant to this Paragraph 6(a)(ii) of this Third Amendment until the Restricted Shares vest. Future dividends will be paid thereafter to the extent declared by the Board.
                    (H) This grant of performance-based Restricted Shares is to be made pursuant to the performance-based award provisions of the Stock Incentive Plan as amended and restated.
                    (I) The material terms of this grant of performance-based Restricted Shares are set forth in Exhibit B to this Third Amendment.
                    (J) In the event of a Change of Control on or prior to February 2, 2008, this grant of performance-based Restricted Shares shall vest immediately. In the event of a Change of Control on or after February 3, 2008, the provisions of Paragraph 8(b) of this Third Amendment shall be applicable in lieu of the preceding sentence.
          (b) Fiscal Year 2008 Performance-Based Restricted Share Grant. On or about February 4, 2008, assuming that Employee is employed at that time, Employee shall receive under the Stock Incentive Plan an additional grant of Restricted Shares with a value of Two Million Seven Hundred Thousand Dollars ($2,700,000) as of the date of the grant.
               (i) One half of these Restricted Shares (with a value of One Million Three Hundred Fifty Thousand Dollars ($1,350,000)) (“2008 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2008”) shall become vested based upon achievement of the performance goals set by the HRCC for Fiscal Year 2008, and the other one-half of these Restricted Shares (with a value of One Million Three Hundred Fifty Thousand Dollars ($1,350,000)) (“2008 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2009”) shall become vested based upon the achievement of the performance goals set by the HRCC for Fiscal Year 2009.
               (ii) Performance metrics (among Net Income; GMROI Dollars ($); Total Sales; EBITDA) and numerical values for the selected performance metrics will be in line with the respective targets under the Company Plan for Fiscal Year 2008 and Fiscal Year 2009, respectively, as well as in line with the respective targets for the cash bonus under the Cash Bonus Plan for each such respective fiscal year of the Company, as determined by the HRCC in the normal course (i.e., in the first quarter of the applicable Fiscal Year).
               (iii) The Restricted Shares granted pursuant to this Paragraph 6(b) of this Third Amendment shall be forfeited to the extent not vested based upon the performance of the Company in Fiscal Year 2008 or Fiscal Year 2009, as applicable, subject to Paragraph 6(b)(iv) of this Third Amendment.
               (iv) The performance-based Restricted Shares granted pursuant to this Paragraph 6(b) of this Third Amendment that are not earned and vested as of the effective date of Employee’s termination of employment for any reason, whether initiated by Employee or by the Company shall be forfeited, subject to the following:
                    (A) In the event that Employee, on or after February 3, 2008 and prior to January 31, 2009, is discharged without Cause or resigns for Good Reason, the Restricted Shares awarded pursuant to the 2008 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2008, which under their terms, are not vested as of the date of such termination of employment, shall become vested to the extent provided in such performance schedule established with respect to these Restricted Shares as if Employee had remained employed with the Company through the date that a determination of vesting of these Restricted Shares is made, without regard to such prior discharge without Cause or resignation for Good Reason, provided Employee executes a general release of claims consistent with Paragraph 13(b) of the Agreement; and
                    (B) In the event that Employee, on or after February 1, 2009 and prior to January 30, 2010, is terminated by the Company without Cause from the role described in Paragraph 1(a)(ii) of this Third Amendment or resigns for Good Reason from that role, the Restricted Shares awarded pursuant to the 2008 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2009, which under their terms, are not vested as of the date that Employee is terminated or resigns from that role, shall become vested to the extent provided in such performance schedule established with respect to these Restricted Shares as if Employee had continued to perform that role through the date that a determination of vesting of these Restricted Shares is made, without regard to such prior termination or resignation, provided Employee executes a general release of claims consistent with Paragraph 13(b) of the Agreement.
               (v) Dividends shall not accrue or be paid on the performance-based Restricted Shares granted pursuant to this Paragraph 6(b) of this Third Amendment until the Restricted Shares vest. Future dividends will be paid thereafter to the extent declared by the Board.
               (vi) This grant of Restricted Shares is to be made pursuant to the performance-based award provisions of the Stock Incentive Plan as amended and restated.

               (vii) The material terms of this grant of performance-based Restricted Shares are set forth in Exhibit C to this Third Amendment.
               (viii) In the event of a Change of Control on or after February 3, 2008, the provisions of Paragraph 8 of this Third Amendment shall be applicable.
          (c) Unvested Options. In the event that Employee is discharged without Cause or resigns for Good Reason, any Options that are unvested at the time of such discharge without Cause or resignation for Good Reason shall vest immediately, provided Employee executes a general release of claims consistent with Paragraph 13(b) of the Agreement.
     7. Termination of Employment. Amendment of Paragraph 12 of the Agreement.
          (a) Resignation for Good Reason. Amendment of Paragraph 12(c) of the Agreement. The following shall be substituted for Paragraph 12(c) of the Agreement:
“(c) Resignation for Good Reason. Employee may resign for “Good Reason,” defined below, upon 30 days’ written notice by Employee to the Company except as set forth in Paragraph 12(d) below. The Company may waive Employee’s obligation to work during this 30 day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Employee, Employee shall receive the salary which otherwise would be due through the end of the notice period.
For purposes of this Agreement, “Good Reason” shall mean any of the following violations of this Agreement by the Company:
(i)	causing Employee to cease to be President and Chief Executive Officer prior to January 31, 2009;

(ii)	a diminution in Employee’s responsibilities, duties or authority prior to January 31, 2009 other than a reassignment of such responsibilities, duties or authority in connection with the Company’s succession planning (with good faith and cooperation between the Board and Employee with respect to implementing a transition plan) in anticipation that Employee shall cease to be President and Chief Executive Officer on January 31, 2009;

(iii)	causing the Employee to cease reporting to the Board as President and Chief Executive Officer prior to January 31, 2009, or causing the Employee to cease reporting thereafter to the Board in an important role prior to February 5, 2010;

(iv)	failing to nominate Employee to continue to serve as a Director of the Company or removing Employee from the Board prior to February 5, 2010;

(v)	any reduction, prior to February 5, 2010, in the Employee’s Base Salary below the amount then in effect;

(vi)	any reduction, prior to January 31, 2009, in the Employee’s potential bonus-eligibility amount as specified in this Agreement; or

(vii)	any substantial breach of any material provision of this Agreement.
Notwithstanding the foregoing, the acts or omissions described above shall not constitute “Good Reason” unless Employee provides the Company with written notice detailing the matters he asserts to be “Good Reason” which the Company does not cure within thirty (30) days of receiving the notice.”
          (b) Change of Control. Amendment of Paragraph 12(d) of the Agreement. The following shall be substituted for Paragraph 12(d) of the Agreement for the period commencing February 3, 2008:
“(d) Change of Control. In the event of a Change of Control, “Good Reason,” in addition to the matters set forth in Paragraph 12(c), shall also mean:
(i)	a successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume all duties, obligations and liabilities of the Company under the Agreement pursuant to Paragraph 21;

(ii)	an adverse change in the nature or scope of authorities, powers, functions, responsibilities or duties attendant to the position held by Employee from those authorities, powers, functions, responsibilities or duties which Employee held immediately prior to the Change of Control or would hold thereafter pursuant to the terms of the Agreement in the absence of a Change of Control; or

(iii)	the requirement that Employee’s principal location of work change to any location that is in excess of 50 miles from the location immediately prior to the Change of Control;
provided, however, the Employee shall be prohibited from resigning for Good Reason for a period of three months following the Change of Control; provided that during such three month period, Employee may satisfy the 30-day notice period provided under Paragraph 12(c) by written notice to the Company of Employee’s intention to resign for Good Reason after the expiration of such three months.

For purposes of this Agreement, a Change of Control shall be deemed to occur if:
(i)	“any “person,” as such term is defined under Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (“the Exchange Act”), who is not an Affiliate of Company as defined in the Exchange Act on the date hereof, becomes a “beneficial owner,” as such term is used in Rule 13d-3 under the Exchange Act, of a majority of the Company’s Voting Stock;

(ii)	the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(iii)	the Company is party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of the Company is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the shareholders of the Company immediately prior to such transaction hold, directly or indirectly, a majority of the voting power of the resulting entity; or

(iv)	if any one shareholder owns stock possessing a greater voting power than held in the aggregate by M. Thomas Grumbacher, any member of his family, any trust for the primary benefit of M. Thomas Grumbacher or any member of his family, and any charitable foundation of which M. Thomas Grumbacher is a founder or co-founder with his wife (collectively, the “Grumbacher Affiliates”), or if the Grumbacher Affiliates control less than twenty percent (20%) of the Voting Stock.”
          (c) In all other respects, Paragraph 12 of the Agreement shall remain in effect.
     8. Payments and Rights Upon Termination. Amendment of Paragraph 13 of the Agreement.
          (a) Discharge Without Cause or Resignation for Good Reason. Amendment of Paragraph 13(a) of the Agreement. The following shall be substituted for Paragraph 13(a) of the Agreement:
“(a)	Discharge Without Cause or Resignation for Good Reason. If Employee is discharged without Cause or resigns for Good Reason during the Term of the Agreement, Employee shall be entitled to severance pay and other benefits as follows:

(i)	Prompt payment of all accrued wages and accrued but unused vacation pay through the date of termination of employment;

(ii)	If not following a Change of Control:
(A)	Severance pay in the amount of his Base Salary payable in installments for a period of two (2) years from the date of termination;

(B)	Continued participation in the Company’s group health benefit plan pursuant to COBRA;

(C)	Reimbursement of Employee’s premiums paid in connection with such participation for a period of eighteen (18) months;

(D)	As soon as practicable thereafter, a payment equal to six (6) times the then applicable monthly COBRA premium; and

(E)	If Employee has been employed for at least three (3) months in the Company’s fiscal year in which the termination of his employment occurs, Employee will receive a prorated portion (based on the number of days employed in the fiscal year) of the bonus which would have been earned by Employee under Paragraph 4(b) for said fiscal year based on the Company’s full year performance. The bonus, if any, under this clause (E) will be paid at the time that bonuses are paid to other Company senior executives for the fiscal year in which the termination occurs.
          (b) Change of Control. Amendment of Paragraph 13(f) of the Agreement. The following shall be substituted for Paragraph 13(f) of the Agreement with respect to a Change of Control occurring on or after February 3, 2008:
“(f)	Change of Control.
(i)	Upon a Change of Control as defined in Paragraph 12(d) of the Agreement as amended by this Third Amendment:

(A)	Grants Under Stock Incentive Plan:
I. Time-Based Restricted Shares and Options: Any time-based Restricted Shares then held by Employee shall fully vest and any forfeiture restrictions with respect thereto shall immediately lapse, and any outstanding options to purchase shares of the Company’s Common Stock will become fully and immediately exercisable to the extent not already exercisable on the terms provided in the Company’s stock option plans.
II. Grants of Performance-Based Restricted Shares Granted in Fiscal Year 2007 and Fiscal Year 2008: The following provisions shall apply to performance-based Restricted Shares granted in Fiscal Year 2007 and Fiscal Year 2008 pursuant to this Third Amendment:
     (a) If the Change of Control occurs in Fiscal Year 2008:
          (i) The 2007 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2008, and the 2008 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2008 will vest, without regard to the performance of the Company in Fiscal Year 2008 on the earlier of: (A) after the expiration of three (3) months following a Change of Control provided Employee is employed by the Company for three (3) months following the Change of Control; or (B) immediately upon a discharge without Cause following a Change of Control.
          (ii) Fifty percent (50%) of the 2008 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2009 will vest, without regard to the performance of the Company in Fiscal Year 2009 on the earlier of: (A) after three (3) months following a Change of Control provided Employee is employed by the Company for three (3) months following the Change of Control; or (B) immediately upon a discharge without Cause following a Change of Control.

Vesting of the remaining fifty percent (50%) of the 2008 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2009 shall be based upon the performance metrics and numerical values for the performance metrics selected by the HRCC or successor company’s compensation committee for the Company’s Fiscal Year 2009 (or, if different, the applicable fiscal year following the year in which the Change of Control occurs), provided Employee remains employed by the Company or, if applicable, a successor company, through the last day of the Company’s Fiscal Year 2009 (or, if different, such applicable subsequent fiscal year). It is understood that Employee shall forfeit this remaining fifty percent (50%), in the event that he resigns from the Company or, if applicable, a successor company, whether with or without Good Reason, prior to the end of the Company’s Fiscal Year 2009 (or, if different, such applicable subsequent fiscal year of the successor company), or is discharged by the Company or, if applicable, a successor company, with or without Cause, prior to the end of the Company’s Fiscal Year 2009 (or, if different, such applicable subsequent fiscal year).
     (b) If the Change of Control occurs in Fiscal Year 2009: the 2008 Grant of Restricted Shares Based Upon Company Performance for Fiscal Year 2009 will vest in full, without regard to the performance of the Company in Fiscal Year 2009 on the earlier of: (A) after the expiration of three (3) months following a Change of Control, provided Employee is employed by the Company for three (3) months following the Change of Control; or (B) immediately upon a discharge without Cause following a Change of Control.

(B)	Change of Control Payment:
(I)	Employee shall receive a “Change of Control Payment,” in the event that Employee: (i) is discharged without Cause during the Term of this Agreement following a Change of Control; or (ii) resigns from the Company with or without Good Reason during the Term of this Agreement after the expiration of three (3) months following a Change of Control (unrelated to a discharge with Cause).

(II)	This Change of Control Payment shall be equal to the lesser of 2.99 times: (x) the sum of his Base Salary (at the salary level immediately preceding the Change of Control) plus his average bonus for the three (3) immediately preceding fiscal years of the Company; or, if applicable, (y) the “280G Permitted Payment” as described in Paragraph 13(f)(ii) below.
(C)	Medical Insurance Premiums. Employee shall be entitled to the following in the event that Employee (i) is discharged without Cause during the Term of this Agreement following a Change of Control; or (ii) resigns for Good Reason during the Term of this Agreement after the expiration of three (3) months following a Change of Control (unrelated to a discharge with Cause):
(I) Continued participation in the Company’s group health plan pursuant to COBRA;
(II) Reimbursement of Employee’s premiums paid in connection with such participation for a period of eighteen (18) months; and
(III) As soon as practicable thereafter, a payment equal to eighteen (18) times the then applicable monthly COBRA premium.
(D)	Restrictive Covenants. In the event of a Change of Control and, if prior to the end of the Term, Employee terminates his relationship for any reason or his relationship with the Company is terminated without Cause, the covenant of Paragraph 15(a)(ii) shall be inapplicable to Employee.
(ii)	Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Employee, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”), would be at least three times the “base amount” determined under Code Section 280G, then the “280G Permitted Payment” shall be the maximum amount that may be paid as a Change of Control Payment under this Paragraph 13(f) such that the aggregate present value of such “parachute payments” to the Employee is less than three times his “base amount.” In addition, in the event the aggregate present value of the parachute payments to the Employee would be at least three times his base amount even after a reduction of the Change of Control Payment to $0 (all as determined for purposes of Code Section 280G), compensation otherwise payable upon a Change of Control under this Agreement or upon a Change of Control under any severance plan, program, policy or obligation of the Company or any affiliate thereof shall be reduced so that the aggregate present value of such parachute payments to the Employee, as determined under Code Section 280G(b) is less than three times his base amount. Any decisions regarding the requirement or implementation of such reductions shall be made by independent tax counsel selected by mutual agreement of the Company and Employee, the costs of which counsel shall be borne by the Company.”
          (c) In all other respects , Paragraph 13 of the Agreement shall remain in effect.
     9. Legal Fees. The Company agrees to pay Employee’s reasonable legal fees, costs and expenses in connection with the negotiation of this Third Amendment up to Five Thousand Dollars ($5,000).
     10. Controlling Law. This Third Amendment and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.
     11. Execution in Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Third Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.
     12. Effect of Amendment. Except as may be affected by this Third Amendment, all of the provisions of the Agreement, the First Amendment and the Second Amendment, as amended hereby, shall continue in full force and effect. The provisions of this Third Amendment shall not constitute a waiver or modification of any terms or conditions of the Agreement as modified by the First Amendment and the Second Amendment other than as expressly set forth herein.
IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.
THE BON-TON STORES, INC.

By:	/s/ Tim Grumbacher Tim Grumbacher Executive Chairman of the Board	July 19, 2007 Date

	/s/ Byron L. Bergren Byron L. Bergren	July 19, 2007 Date